Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 23, 2013, with respect to the consolidated financial statements of Star Asia Management, Ltd. and subsidiary included in Exhibit 99.1 of Institutional Financial Markets, Inc.’s Current Report on Form 8-K, dated May 23, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of Institutional Financial Markets, Inc. on Forms S-3 (File No. 333-172194, effective April 28, 2011); (File No. 333-166385, effective May 24, 2010); (File No. 333-145417, effective October 5, 2007) and on Forms S-8 (File No. 333-174281, effective May 17, 2011); (File No. 333-166387, effective April 29, 2010); (File No. 333-166386, effective April 29, 2010); (File No. 333-153211, effective August 27, 2008); (File No. 333-143503, effective June 5, 2007); (File No. 333-140318, effective January 30, 2007).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

May 23, 2013